Exhibit 4.3

NOVATION AGREEMENT

This Novation Agreement (this "Agreement") is made and entered into on April 22, 2010, by and among First National Energy Corporation, a Nevada corporation (the "Company"), Ram Kumari Garg, an individual residing in Toronto, Ontario ("Unit Purchaser"), Pavana Power Associates Inc, a Florida corporation ("Pavana Florida"), and Pavana Power Corporation, a Nevada corporation ("Pavana Nevada"), all of whom are at times herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. The Company and Unit Purchaser are the owners and holders of all issued and outstanding capital shares of Pavana Florida, with the Company holding 99,665,228 shares of the common stock of Pavana Florida and the Unit Purchaser holding 100,000 shares of the common stock of Pavana Florida and 100,000 warrants giving the Unit Purchaser the right to purchase up to 100,000 additional shares of the common stock of Pavana Florida during a 12 month period, at a price per share of common stock of Pavana Florida of $ .50.

B.  Pavana Florida is the licensee under that certain Technology License Agreement, dated March 22, 2010, pursuant to which Pavana Florida has the exclusive right to commercialize certain technology (the “Proprietary Technology”) in a territory defined as the Republic of India.

C.  Pavana Nevada has been organized by the Company for the purpose of facilitating the transactions which are the subject of this Agreement.

D. The Company, the Unit Purchaser and Pavana Florida have determined that their mutual best interests are served by implementing this Agreement and the transactions contemplated hereby, such that Pavana Nevada is substituted for Pavana Florida, with each issued and outstanding share of the common stock of Pavana Florida to be exchanged for one new share of the common stock of Pavana Nevada, and the rights of Pavana Florida be assigned by Pavana Florida to Pavana Nevada.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and undertakings contained herein, and for other good and valuable consideration, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows.

1.           THE TECHNOLOGY ASSIGNMENT.

1.1 Sale and Assignment of the Proprietary Technology. On the terms and subject to conditions of this Agreement, Pavana Florida does hereby shall sell, transfer, assign, convey and deliver all of its rights in the Pro prietary Technology held by it under the Technology License Agreement more particularly described above to the Pavana Nevada, free and clear of all adverse claims, security interests, liens, claims and encumbrances, and Pavana Nevada shall purchase, accept and acquire the same from Pavana Florida.

1.2 Issuance of Pavana Nevada Shares. In full payment for the assignment by Pavana Florida to Pavana Nevada of its rights in the Proprietary Technology, as aforesaid, Pavana Nevada shall issue and deliver to the stockholders of Pavana Nevada, ratably, 99,765,228 restricted shares of the common stock, par value $.001, of Pavana Nevada, and shall further issue to the Unit Investor 100,000 warrants of like tenor as the issued and outstanding warrants of Pavana Florida held by the Unit Investor described in the recitals of this Agreement.  The shares of common stock and warrants of Pavana Florida currently held by the Company and the Unit Purchaser shall be and hereby are cancelled, and Pavana Florida shall be dissolved at the earliest opportunity. Such newly issued Pavana Nevada shares and warrants, will, when issued, be validly issued, fully paid, and non assessable; and the sale, issuance and delivery of such newly issued shares of common stock and warrants of Pavana Nevada will be authorized by all requisite corporate action of Pavana Nevada; and such newly issued shares of common stock and warrants of Pavana Nevada will not be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of Pavana Nevada or any other person. Such newly issued common shares and warrants of Pavana Nevada will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act. Upon issuance, such newly issued shares of common stock and warrants of Pavana Nevada will be considered “restricted” shares and may not be transferred or re-sold unless an exemption for such transfer is available or the resale is covered by a registration statement filed under the Securities Act.

1.3 Restrictive Legend on Shares. When issued, the certificates evidencing the Company Shares will bear a restrictive legend substantially in the following form:

"The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act."

                1.4 Closing. The consummation of the transactions contemplated by this Agreement shall be effected on the day that this Agreement is executed by the Parties hereto.

1.5 Appointment of Officers and Directors. At Closing, the directors currently serving on the board of directors of Pavana Florida shall assume the same offices as directors of Pavana Nevada, and the officers currently serving as such in behalf of Pavana Florida shall be elected by the newly constituted board of directors of Pavana Nevada to serve in the same capacities in behalf of Pavana Nevada.  The by-laws of Pavana Florida, as in existence on the date of Closing, shall be adopted by the newly constituted board of directors of Pavana Nevada as the by-laws of Pavana Nevada, except as the same may be require immaterial amendment to conform to the requirements of Nevada law.

1.6 Further Assurances. Each of the Parties agrees to execute all documents and instruments and to take or to cause to be taken all actions which any Party deems necessary or appropriate to complete the transaction contemplated by this Agreement, whether on, before or after the Closing.

2.           OTHER AGREEMENTS OF THE PARTIES.

2.1 Pavana Florida to Obtain Written Consent to Assignment.  Pavana Florida shall as soon as possible after the Parties’ execution of this Agreement provide Pavana Nevada with the written consent (the “Assignment Consent”) of the party which has licensed the Proprietary Technology to Pavana Florida, expressly consenting to the assignment of the Proprietary Technology from Pavana Florida to Pavana Nevada as contemplated herein.  Such Assignment Consent shall be in such form as Pavana Nevada, in the exercise of its sole and absolute discretion, shall deem necessary and proper in the circumstances.

3.  OTHER COVENANTS OF THE PARTIES. The Parties each agree that:

3.1 Effectuation of this Agreement. The Parties hereto will use their best efforts to cause this Agreement and all related agreements to become effective, and all transactions herein and therein contemplated to be consummated, in accordance with its and their terms, to obtain all required consents, waivers and authorizations of governmental entities and other third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal, local and State rules and regulations as may be applicable to the contemplated transactions.  As the holders of all issued and outstanding shares of common stock and warrants of Pavana Florida, the Company and the Unit Purchaser hereby consent to each of the transactions contemplated by this Agreement to be taken by Pavana Florida.  As the incorporator of Pavana Nevada, the Company hereby consents to each of the transactions contemplated by this Agreement to be taken by Pavana Nevada.

3.2 Restriction on Action. The Parties each agree that they will not do any thing or act prohibited by this Agreement or any related agreement, or fail to do any thing or act which they have undertaken to do in this Agreement or any related agreement.

 3.3 Confidentiality. The Parties each covenant that they each will not disclose any confidential information of the other parties, except to their officers, directors, attorneys, accountants, and employees involved in these transactions, and only then on the condition that such individuals not disclose the information disclosed to them. Notwithstanding the foregoing, the terms of this Agreement, or of any of the transactions contemplated hereby, such confidential information may be disclosed following execution hereof, provided that each party will provide at least twenty-four hours' notice to the other party prior to making the initial public announcement regarding the transaction. In addition, either party may disclose this Agreement or any part hereof to any third party at any time if required to do so by law, this Agreement or other contractual obligation. The Company acknowledges that it is a reporting company in the United States and that the Company will control the public dissemination of information about this transaction.

 4.    SURVIVAL OF COVENANTS.

4.1 Survival of Covenants. The covenants and agreements made by each of the Parties hereunder shall survive the Closing for a period of two years and shall be fully enforceable at law or

5.   MISCELLANEOUS PROVISIONS.

5.1 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a Party hereto or thereto any rights or remedies hereunder or thereunder, except as expressly set forth in this Agreement.

5.2 Entire Agreement. This Agreement constitutes the entire agreement of the Parties regarding the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

5.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible in order to preserve the intentions of the Parties.

5.4 Survival of Covenants. The covenants of all Parties contained herein shall survive the Closing, and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of any Party, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing.

5.5 Interpretation. This Agreement shall be governed by and construed under the laws of the State of Florida.

5.6 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular provision in this Agreement, unless otherwise noted.

5.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents. The Company shall be responsible to provide each Party to the Agreement with a fully executed copy once all signatures have been received.

IN WITNESS WHEREOF, all Parties have executed this Agreement as of the date first written above.

FIRST NATIONAL ENERGY CORPORATION

By:	/s/ Doug Lindeblom
Doug Lindeblom
President

“Unit Purchaser”
"Pavana Nevada”	/s/ Ram Kumari Garg
Ram Kumari Garg

"Pavana Florida”	PAVANA POWER ASSOCIATES INC.

	By:	/s/ Doug Lindeblom
Doug Lindeblom
President

PAVANA POWER CORPORATION

By:	/s/ Peter Wanner
Peter Wanner
Incorporator

CONSENT TO ASSIGNMENT

     The undersigned, as Licensor under the Technology License Agreement described in the recitals of this Agreement, hereby consents unconditionally and irrevocably to the above and foregoing assignment of the license currently held by Pavana Florida (as defined herein) to Pavana Nevada (as defined herein).

BOREAS RESEARCH CORPORATION

By:	/s/ Doug Lindeblom
Doug Lindeblom
President